==============================================================================

                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


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Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

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[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[X]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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==============================================================================


INSTITUTIONAL
SHAREHOLDER
SERVICES(SM)
- ------------------------------------------------------------------------------

Proxy Contest:                                            RJR NABISCO HOLDINGS
                                                                         CORP.


RN (NYSE)

Annual Meeting:  April 17, 1996

Record Date:     February 29, 1996

Security ID: 74960K108 (CUSIP) 74960K10 (CUSIP) 74960K207 (CUSIP) 74960K405
             (CUSIP) 2719144 (SEDOL) 2733940 (SEDOL)

                                MEETING AGENDA

Item  Code            RJR Proposals (WHITE card)       Mgt. Rec.   ISS Rec.
_____________________________________________________________________________
1     M0201        Elect Directors                        For          FOR
2     M0101        Ratify Auditors                        For          FOR

                   Shareholder Proposals

3     S0812        Prepare Report/Promote EEOC-Related
                   Activities                           Against        NONE
4     S0810        Discourage Underage Smoking Proposal Against      AGAINST
5     S0810        Infants and Tobacco Proposal         Against      AGAINST
6     S0704        Prepare Tobacco-Related Report       Against      AGAINST
7     S0732        Spin Off Tobacco-Related Business    Against        FOR
8     S0501        Restrict Executive Compensation Plan Against      AGAINST
                   Awards
9     S0223        Require Director Fees to be Paid in  Against      AGAINST
                   Stock
10    S0509        Eliminate Outside Directors'
                    Retirement                          Against      FOR
                   Benefits
11    S0318        Eliminate or Restrict Severance
                   Agreements (Change-in-Control)       Against      FOR

Item  Code        Brooke Group Proposals (BLUE card)    Dis. Rec.    ISS REC.
_____________________________________________________________________________
1     M0225        Elect Directors (Opposition Slate)    For        WITHHOLD
2     M0101        Ratify Auditors                       For          FOR

                   Shareholder Proposals

3     S0812        Prepare Report/Promote EEOC-Related   None         NONE
                   Activities
4     S0810        Discourage Underage Smoking Proposal  None       AGAINST
5     S0810        Infants and Tobacco Proposal          None       AGAINST
6     S0704        Prepare Tobacco-Related Report        None       AGAINST
7     S0732        Spin Off Tobacco-Related Business     For          FOR
8     S0501        Restrict Executive Compensation Plan  None       AGAINST
                   Awards
9     S0223        Require Director Fees to be Paid in   None       AGAINST
                   Stock
10    S0509        Eliminate Outside Directors'
                   Retirement                            For          FOR
                   Benefits
11    S0318        Eliminate or Restrict Severance
                   Agreements                            None         FOR
                   (Change-in-Control)

* To follow ISS's recommendation, mark the WHITE card only. Discard the BLUE card provided by Brooke Group.



                               FINANCIAL SUMMARY
_____________________________________________________________________________
INCOME STATEMENT SUMMARY ($ in millions except per share data)
_____________________________________________________________________________

                         1993       1994        1995           ACG(*)
                         ____       ____        ____           ______

Net Sales            $15,104.00  $15,366.00  $16,008.00        2.9%

Net Income              -145.00     -519.00      611.00         NMF

EPS (Primary)             -0.79        1.27        1.53         NMF

Dividends per share        0.00        0.00        1.50         NMF

Calendar year-end stock price $31.88 $27.50    $33.62(**)

Dividends paid since: 1995

___________________________
(*)   Annual Compound Growth

(**)  Current Price

Fiscal Year Ended: December 31
Source:  Company Annual Report

______________________________________________________________________________
PERFORMANCE SUMMARY
______________________________________________________________________________

                                           1-Year      3-Year      5-Year
                                           ______      ______      ______
Total shareholder returns, company         15.9%       -9.6%        2.5%
Total shareholder returns, index           34.1%       14.0%       14.8%
Total shareholder returns, peer group      40.4%        7.5%       12.3%

________________________________
Sources: Company Proxy Statement


BUSINESS:  Operations in consumer packaged goods, food and tobacco industries
ACCOUNTANTS:  Deloitte & Touche LLP

                         CORPORATE GOVERNANCE PROFILE


_____________________________________________________________________________

GOVERNANCE PROVISIONS
_____________________________________________________________________________

Blank check preferred stock (Charter)

Board can amend bylaws without shareholder approval (Charter)

D&O indemnification provisions for acts made in good faith (Bylaw)

D&O liability protection for acts made in good faith (Charter)

Elimination of shareholders' right to call a special meeting (Bylaw)

Restrictions on shareholders' right to act by written consent (Bylaw)

Unequal voting rights

_____________________________________________________________________________

GOVERNANCE MILESTONES
_____________________________________________________________________________

Established Corporate Governance Committee (1996)

_____________________________________________________________________________

SEVERANCE AGREEMENTS
_____________________________________________________________________________

Golden parachute executive severance agreements triggered by termination of employment following a change in control

Change-in-control provisions in executive stock option or other compensation plans

_____________________________________________________________________________

STATE STATUTES: Delaware
_____________________________________________________________________________

Labor contract provision

Three-year freezeout provision


                               DIRECTOR PROFILES

                                          Terms      Director       No
       Name               Classification   Ends        Since      Stock
       ____               ______________  _____     _________     _____
RJR NOMINEES

John T. Chain, Jr.           Outsider      1997        1994

Julius L. Chambers           Outsider      1997        1994

John L. Clendenin            Outsider      1997        1994

Steven F. Goldstone          Insider       1997        1995

H. John Greeniaus            Insider       1997        1992

Ray J. Groves                Outsider      1997        1995

Charles M. Harper            Insider       1997        1993

James W. Johnston            Insider       1997        1992

John G. Medlin, Jr.          Outsider      1997        1989

Rozanne L. Ridgway           Outsider      1997        1989



BROOKE GROUP NOMINEES

Arnold I. Burns

Rouben V. Chakalian

Robert L. Frome

Dale M. Hanson

Richard J. Lampon

Bennett S. LeBow

Barry W. Ridings

William H. Starbuck

Peter Strauss

Frederick W. Zuckerman


Classified board:  No        CEO as chairman:  No

Current nominees:  10 (each slate) Retired CEO on board:  Yes


                           COMPOSITION OF COMMITTEES


Audit              Status   Compensation     Status   Nominating        Status
_____              ______   ____________     ______   __________        ______

Julius L. Chambers   O    John T. Chain, Jr.   O     Julius L. Chambers   O

Rozanne L. Ridgeway  O    John L. Clendenin    O     John G. Medlin, Jr.  O

                          John G. Medlin, Jr.  O     Rozanne L. Ridgeway  O


Committee Name Assigned by Company:

Audit:  Audit Committee
Compensation:  Compensation Commitee
Nominating:  Corporate Governance and Nominating Committee


                             OWNERSHIP INFORMATION

                                           Votes
                                             for   Authorized      Shares
Beneficial  Ownership     Type of Shares   Shares     Shares      Outstanding
_____________________     ______________   ______  __________     ___________

Officers &       0.46%    Common stock      1.00    440,000,000   272,982,782
Directors

Institutions     70.71%   Series C conversion
                           preferred stock  0.20    150,000,000    26,675,000

Wachovia Bank    1.07%   ESOP convertible
of North                 preferred stock    0.20    150,000,000    15,003,379
Carolina, N.A.
_______________

Sources:  Proxy Statement, CDA Investment Technologies

Note: The company has three types of voting stock: common stock, Series C conversion preferred stock, and ESOP convertible preferred stock. Each share of common stock entitles its holder to one vote. Each share of Series C conversion preferred stock and ESOP convertible preferred stock entitles its holder to one-fifth of a vote. Wachovia Bank of North Carolina, N.A. beneficially owns 100 percent of the company's ESOP convertible preferred stock. Bennett LeBow and Carl Icahn together own approximately 6.6 percent of the outstanding common stock.

To follow the ISS vote recommendations, please mark the WHITE proxy card as instructed below and discard any BLUE proxy cards you may have been sent by Brooke Group.

Item 1:  Elect Directors

Mr. LeBow's Brook Group has nominated a ten-member slate to replace the current board of RJR. The LeBow slate has a three-prong platform:

o     Effect an immediate spin-off of Nabisco

o Increase the company's 1996 annual tobacco dividend from $1.50 to $2.00 per share and maintain a payout ratio of 60 percent of net cash flow

o Revitalize the tobacco company under Ronald Fulford, former executive chairman of Imperial Tobacco, a subsidiary of Hanson PLC.

In addition, as a result of the terms of the recent Liggett Group Inc. tobacco litigation settlement of the Castano class action lawsuit and the settlement of a number of state attorneys' general suits against the industry to recover expenses of treating Medicaid patients, Mr. LeBow would offer RJR shareholders a first opportunity to consider a merger between Liggett and RJR that purportedly would extend the settlement to RJR and free the company from all current and future addiction-based liability claims.

The Brooke Group slate comprises ten nominees, five of whom (Bennett LeBow, Rouben Chakalian, Richard Lampen, Arnold Burns, and Barry Ridings) are employees or directors of Brooke Group or some affiliated organization.
Mr. Chakalian has been president and CEO of Liggett since June 1994. Liggett is the manufacturer of Chesterfields and Eve cigarettes. Also providing the slate with tobacco industry experience is Peter Strauss, who was for three years (through December 1994) senior vice president, trade marketing (domestic) and international operations for the American Tobacco Co., which was merged into Brown & Williamson, a subsidiary of B.A.T. Industries, in 1994.

In addition to Mr. Strauss, the outside directors include shareholder advocate and former California Public Employees' Retirement System (CalPERS) CEO Dale Hanson, attorney Robert Frome, investment banker Barry Ridings, business professor William Starbuck, and Frederick Zuckerman, a former senior executive of IBM, RJR Nabisco, and Chrysler.

Cognizant that RJR and some shareholders are suspicious of Mr. LeBow's motives, Brooke Group's nominees have pledged that if they have not declared a spin-off of the remaining Nabisco shares held by the company within six months of their election, they will call a special meeting for the election of new directors. Brooke Group has also stated that it will not participate in the management of RJR Nabisco.

In addition, Brooke Group's slate has also pledged to adhere to a number of corporate governance policies, including the following:

o Any corporate transaction between RJR Tobacco and its subsidiaries and Brooke Group or its affiliates valued at more than $2 million (i.e., a Liggett/RJR merger) would require approval by a special committee of independent directors and RJR shareholders.

o     No adoption of a staggered board or a poison pill.

o     Adoption of confidential voting for future stockholder votes.

o Termination of the RJR Nabisco Directors Retirement Plan for directors elected at the upcoming annual meeting or any meeting thereafter.

Background

Brooke Group waged a successful campaign that convinced shareholders owning a majority of the company's outstanding shares to vote for a nonbinding proposal expressing the desire of shareholders for an immediate spin-off of Nabisco. While the victory may have seemed marginal, as measured by the 50.4 percent majority, the dissidents apparently gained the support of some 21 of RJR's 25 largest shareholders. Shareholders also successfully restored their right to call a special meeting, which had been eliminated by the board in 1995 in response to Brooke Group's dissident activities.

In its campaign, Brooke Group noted the weak performance of RJR stock in both absolute and comparative terms and suggested that a spin-off would unlock the unrealized value of Nabisco. The dissidents dismissed management's claim that a spin-off should wait for an improved tobacco litigation environment in order to avoid legal assaults by antitobacco litigants that would tie up Nabisco for years and possibly restrict the company's ability to pay higher dividends or buy back more shares. Brooke Group argued that a spin-off of Nabisco could not be blocked by the courts because it would be a valid business transaction, as opposed to an attempt to shield assets from potential creditors -- in this case, the tobacco litigants -- and that, in any event, in order to block a spin-off, the plaintiffs would have to prove, among other things, that their claims against the tobacco industry are likely to succeed on the merits -- something that tobacco litigants have failed to do in more than four decades of lawsuits against the industry.

RJR claims that its commitment to bond holders (to not spin-off Nabisco prior to 1996 if it would lead to a downgrade of the company's senior debt) precluded an immediate spin-off, but Brooke Group argued that this is without merit. While the company's board had adopted such a policy (see the RJR 1995 annual meeting proxy statement), the dissidents noted that the policy has never been included in indentures, which are the legally binding contracts that set forth the terms of conditions of the debt.

The dissidents also insinuated that despite the company's public statements to the contrary, the directors were secretly opposed to a spin-off. Brooke Group reasoned that the directors fear that a spin-off of Nabisco exposes them to personal liability for having declared an illegal dividend. Under Delaware law, such an action does not fall under the "business judgment rule," which generally protects directors for errors in judgment in the commercial arena. RJR vigorously denied that the director liability issue played a role in the board's spin-off deliberations.

Following the announcement of the unofficial results of the spin-off proposal in late February, RJR reiterated its view that an immediate spin-off was impractical and that the board would not follow the recommendation of shareholders. Initially, the company indicated that it would increase its dividend, but only by a modest amount. RJR stated that its first priority would be "to defend its businesses." However, on March 5, the company announced a dividend increase, a share buyback program, and the formation of a committee that would focus on corporate governance issues. More specifically, the company raised its annual dividend to $1.85 per share, a 23 percent increase. The company also announced its intention to buy back ten million shares (about 3.6 percent of shares outstanding) over the next several years, with an initial plan of purchasing approximately $100 million, or 2.94 million shares, over the next year.

RJR also announced that it has established a new committee on corporate governance which comprises outside directors only. The committee will be responsible for reviewing executive compensation, identifying potential new outside directors, and developing corporate governance policies.

On March 12, Brooke Group announced that Liggett, its cigarette manufacturing subsidiary, had reached the first-ever settlement of a tobacco liability lawsuit with the plaintiffs in the Castano class action suit, which purports to represent some 50 million individuals alleging to have become addicted to cigarettes. Brooke Group later reached settlements with several state attorneys general (Florida, Massachusetts, West Virginia, Louisiana, Mississippi) of lawsuits to recover alleged smoking-related Medicaid expenses incurred by the individual states. The state of Minnesota rejected the settlement. The state of Texas has since filed a similar suit against the tobacco companies in federal court.

The key terms of the Castano settlement, according to Brooke, include the following:

o Release of Brooke and Liggett from all current and future addiction-based claims, including those represented in the Castano class.

o The Castano class would receive up to five percent of Liggett's pretax income each year, up to a maximum of $50 million for the next 25 years. The funds are to be used for smoking cessation programs.

o Liggett agreed to phase in the Food and Drug Administration's proposed interim regulations regarding the marketing of cigarettes to minors.

o Brooke Group and Liggett can walk away from the settlement if the remaining defendants prevail in the litigation.

o The plaintiffs agreed not to sue to enjoin (i.e., block) a spin-off of Nabisco Holdings if Brooke Group wins control of the RJR board. Furthermore, the terms of the settlement (including the formula for determining the required payment to plaintiffs) would extend to cover any company with a cigarette market share of less than 30 percent (i.e., any tobacco company except Philip Morris) that merges with Liggett.

Five states settled on roughly similar terms, including the application of the settlement to any business combination including Liggett and another tobacco company (except Philip Morris). The terms of the settlement include the following:

o The states currently participating in the agreement and any states which join the agreement in the future will be paid $5 million ($1 million each) over a ten-year period plus a maximum of 7.5 percent of Liggett's pretax income. The original states split the first 2.5 percent. Late-joining states split a pool consisting of the remaining five percent of Liggett's pretax income.

o If Liggett succeeds in merging with another tobacco company, the five states receive another $160 million. Additional states joining the settlement would be paid from a supplemental fund of $25 million, which would be supplemented by additional minimum payments of $50 million annually.

o Brooke Group and liggett can walk away form the deal if not enough other states join in.

o If Liggett is not merged with another tobacco company within three years, Liggett must pay the states an additional $5 million plus 7.5 percent of its pretax income for the next 25 years.

Therefore, if RJR and Liggett were merged, RJR, based on current earnings, would end up paying out nearly $2 billion over 25 years, or $120 million a year, in return for being released from the Castano class action and state attorneys general claims filed to date.

The settlement does not protect Liggett or its potential partners from future lawsuits filed by individuals (including those who choose to participate in the settlement), lawsuits by a class or individuals not based on claims of addiction, or pending or future lawsuits alleging damages from second-hand smoke. However, according to Brooke Group, the settlement does allow for reductions of Liggett's payout if the company is successfully sued by individuals and releases Liggett from the settlement if the remaining tobacco defendants prevail on the merits in the addiction-based lawsuits. Note that Liggett may also withdraw from the settlement if the Castano class is decertified or if notice costs exceed $1 million.

The Whistle-Blowers

Shortly after the settlements were announced, the FDA made public that affidavit of a former Philip Morris scientist alleging that the company has always known that nicotine is an addictive drug and that the company manipulated the levels of the substance in its cigarettes in order to motivate smokers to continue using its products.

The impact of the news of the settlements and the disclosure of the scientist's affidavit had a sharply negative short-term effect on the value of RJR and other tobacco stocks. RJR fell from nearly $35 per share to as low as $29.50 per share (a 16 percent decline) in the week following their Liggett settlements, while Philip Morris tumbled from a record high of $104 per share to $86 per share. The price decline stemmed in part from the perception that the settlement would attract more potential plaintiffs who could still sue tobacco companies on nonaddiction-based claims. In addition, while still failing to achieve a comprehensive settlement of all pending and future litigation issues, RJR would end up paying about $120 million (based on 1995 operation profits) annually for the next quarter century (Philip Morris would pay approximately $400 million annually if it settled with the Castano class and the state attorneys general on roughly the same basis).

Meetings with LeBow and RJR

ISS met with RJR representatives, including CEO Steven Goldstone, Rozanne Ridgway, an outside director and chairperson of the Corporate Governance Committee, and James Johnston, CEO of RJR Reynolds Tobacco. Iss also met with Mr. LeBow, his legal and financial advisers, as well as Dale Hanson, one of the Brooke Group nominees. Following is a summary by issue of our discussions.

Guaranteed Spin-Off?

LeBow

Mr. LeBow told ISS at a meeting prior to the February consent solicitation that the tobacco plaintiffs were unlikely to succeed in blocking a spin-off of Nabisco Holdings after four decades of unsuccessful litigation against the industry because they would be hard-pressed to show that 1) plaintiffs would have a strong likelihood of succeeding on the merits, and 2) a spin-off transaction would render RJR insolvent for the purposes of satisfying a judgment against it. At our meeting in late March, Mr. LeBow said his Liggett settlement removes RJR's central objection to a spin-off -- the injunctive risk. He scoffed at claims that his settlement does not secure a spin-off because of the existence of hundreds of plaintiffs outside of Castano and the states that signed the settlement agreement. None of the individual plaintiffs or states can block a spin-off because their claims against RJR alone are not large enough to meet the insolvency test necessary to obtain an injunction. Moreover, Mr. LeBow asserts that once a spin-off has occurred, it cannot be undone.

The LeBow camp is more certain than before that RJR will never spin-off Nabisco. That is because rating agencies apparently indicated to Mr. LeBow that they consider it unlikely that creditors will be able to "pierce the corporate veil" to reach Nabisco's assets, and therefore the company's debt will be downgraded whenever a spin-off occurs. Because management has formally pledged not to spin off Nabisco if it would lead to a downgrade, Mr. LeBow believes RJR will always claim that a spin-off violates its pledge.

RJR

Mr. Goldstone reiterated RJR's belief that now is not the time for a spin-off, but that the board is committed to a spin-off as soon as it can practically be accomplished given legal and financial considerations. In response to a LeBow criticism that the board will never agree to a spin-off because the major ratings agency will not allow it to happen without a downgrade of its credit, Mr. Goldstone responded that the board's policy on a spin-off is not tied forever to the actions of the rating agencies, i.e., the policy essentially commits RJR to no spin-off before 1998 if it would lead to a downgrade. After 1998, the company is free to do what it wants. His concern now is to establish the sustainability of the dividend as part of a plan to return more cash to shareholders. Mr. Goldstone asserted, "We don't see the spin-off value as Ben [LeBow] does, otherwise we would take the risk. He added that the impact of a negative injunction finding would further depress tobacco stocks.

Mr. Goldstone reiterated that there is danger of an opinion in an injunction proceeding that the company attempted an intentional fraudulent conveyance that could have a negative long-term impact on the underlying litigation.
Such an opinion could be introduced into evidence at trial and heard by jurors (which would have a prejudicial impact even if the evidence was thrown out). Counsel to RJR also warned, "We don't choose our courts" and that many of these cases could come up in court systems that are less sophisticated in their understanding of financial issues. Furthermore, there is a danger of a precedential finding by a judge that plaintiffs have a likelihood of succeeding on the merits (one of the legal standards for obtaining an injunction). RJR believes that Mr. LeBow and his attorneys are wrong to believe that judges in pro-plaintiff jurisdictions will not find a way to enjoin a spin-off, even though the company's defenses appear to be valid on their face. RJR counsel added that some of these jurisdictions do not permit for an interlocutory appeal of lower court decisions. As a result, RJR also does not believe that the Liggett settlement guarantees a risk-free spin-off.

Benefits/Risks of Liggett Settlement

LeBow

Mr. LeBow also stated that election of his slate gives RJR "a first crack" at a merger with Liggett that would avail RJR of the protections of the settlement. However, he stresses that at a minimum, even if such a merger does not occur, shareholders will still receive the benefits of a spin-off of Nabisco. In this scenario, shareholders also get an initial dividend payment of $2.00 per share on the tobacco company plus the $0.35 pass-through dividend from Nabisco. But Mr. LeBow now believes that as a result of recent developments, including his own reevaluation of the Wigand (Brown & Williamson) testimony, the ongoing grand jury investigations regarding allege perjury in the tobacco executives testimony to Congress regarding the addictiveness of nicotine, as well as the recent public statements of the Philip Morris scientists, the tobacco litigation environment has worsened and the danger of a massive judgment has increased. What makes the situation worse now, according to Mr. LeBow, is evidence that the tobacco industry executives lied about the addictiveness of their product, thus permitting plaintiff's to argue fraud.

Using the slogan "Remember Texaco" (referring to the instance where Texaco lost a $12 billion tortious interference case on questionable grounds, but was forced into bankruptcy court because it could not afford the required bond to sustain an appeal), Mr. LeBow argued that RJR cannot afford to suffer a massive judgment because it may not be able to secure the necessary bond to appeal the verdict.

Moreover, Mr. LeBow now believes that the tobacco industry gains nothing from the anticipated decertification of the Castano class action suit. That is because plaintiffs have made it clear that if they are unsuccessful in maintaining class action status they will attempt to file a class-action suit in some pro-plaintiff jurisdiction, possibly in a state where the only appeal after state supreme court is to the U.S. Supreme Court, which Mr. LeBow's attorneys believe will not rule against a state court's ability to certify a nationwide class. The Liggett settlement purportedly protects Liggett (and its prospective merger partner) from all future addiction-based claims, including those made by a reformed version of the Castano class in a new jurisdiction.

LeBow representatives believe that RJR and other commentators are misleading shareholders regarding the impact of the suit on future litigation. Mr. Lebow reasons that once the addiction-based cases are dispensed with, the remaining cases, and likely any future cases, are those that can be defended based on the issue of free choice, i.e., smokers were informed that smoking is unhealthy through cigarette pack warnings. These types of cases have ruled against smokers held strong antitobacco company sentiments. Therefore, argues the LeBow group, for little more than a penny a pack, RJR could conceivably escape addiction-based claims, which it believes is the greatest danger to the tobacco industry.

Mr. LeBow believes the settlement is a "no lose" proposition for Liggett and possibly RJR. If the tobacco defendants prevail, then Liggett/RJR is freed form further settlement payments. If there is a catastrophic judgment, the settling parties also win because they are out of the litigation. Mr. LeBow noted that the settlement provides for reductions in the potential payments, if there are judgments against the company by individual plaintiffs.

RJR

RJR counsel says the Liggett "settlement" is just a "temporal appeasement" and settles very little, if anything at all. They asserted that "pieces of litigation have been purchased by a company which has no cash flow." RJR views the Liggett settlement as a financing vehicle for a cadre of plaintiffs counsel that is investing money where the returns are highest and that the suit encourages them to file even more suits under a variety of claims. Counsel claimed that the settlement does not address the federal grand juries, the claims of the state attorneys general who do not settle or who may soon file suits, the FDA proposed regulations, and does not protect against future "whistle blowers". According to counsel, the settlement only pertains to claims of addiction, but does not protect tobacco companies against the real danger of personal injury claims, including those supported by claims of addiction. RJR noted that addiction arguments have never succeeded before in individual cases, and therefore it does not make sense to settle them now.

RJR gave examples of how the settlement is encouraging state attorneys general and plaintiffs counsel alike. RJR believes that the Mississippi attorney general was under pressure from the state capitol to "get out" of the case, but that Mr. LeBow's settlement legitimized his involvement. Minnesota failed to join what if referred to as a "sham settlement." RJR also pointed to the recently filed Morales case in Texas, in which plaintiffs enumerated a large number of previously untested legal claims against the industry. The Texas complaint asserts that the Liggett settlement is a sham and merely admits the industry's culpability.

Mr. Goldstone said that rather than settle in the Castano case, the industry's priority should be to defeat the plaintiffs class action status so as to make it uneconomic for entrepreneurial plaintiffs' counsel to sue tobacco companies under a variety of claims. While plaintiffs can attempt to refile for class action status elsewhere so as to make it uneconomic for entrepreneurial plaintiffs' counsel to sue tobacco companies under a variety of claims. While plaintiffs can attempt to refile for class action status elsewhere, the first victory provides a legal precedent that is useful in future cases. A victory in Castano also likely spells the end for the Engle case (a statewise class action tobacco case in Florida). Victories against the class actions are valuable for RJR and other tobacco companies because plaintiffs' counsel realize there is far less potential profit in pursuing individual addiction-based claims.

Finally, Mr. Goldstone distinguished the tobacco litigation from asbestos and breast implant class action litigation, which ultimately settled. The difference, according to Mr. Goldstone, is that tobacco is an ongoing business that is not planning on coming to an end. Therefore, if cigarette companies begin settling product liability cases now, they increase the likelihood that they will go bankrupt.


Court Approval of the Settlement

LeBow

Mr. LeBow's attorneys disagree with critics who assert that the settlement will not be approved by the court. According to Mr. LeBow, these critics mistakenly draw a parallel between the Liggett settlement and a rejected settlement which provided General Motors Corp. truck customers who bought defective vehicles with vouchers for discounts on new trucks. In that case, the class settlement was rejected in part because it provided no damages to the GM customers. However, Brooke Group argues that the settlement of the Castano and state attorneys a general claims provides benefits in the form of payment for the treatment of addicted smokers and also a societal benefit of ending cigarette advertisements aimed at minors. LeBow believes that it is foolish to assert that a tobacco industry settlement must be predicated on monetary payments to individuals. For example, Mr. LeBow estimates that Philip Morris could pay little more than $140 annually to each U.S. smoker. He further believes that opt outs will be relatively low, consistent with opt out percentages in other class action settlements, and should also be limited by the fact that the settlement was concluded with the support of the syndicate of law firm currently representing the tobacco plaintiffs.

RJR

RJR reiterated its belief that the settlement will not be approved by the court because it yields only a meager payment to the plaintiffs. However, beyond the defects it sees in the settlement, RJR firmly believes that Mr. LeBow will exercise one of numerous escape clauses to void the settlement long before a court rules on it. That is because the settlement can be voided at Mr. LeBow's discretion if Castano is decertified, or if in Mr. LeBow's perception, there ar too many opt out, or if notice to the class costs more than $1 million (which is virtually certain).


Tobacco Company Operations

LeBow

Brooks Group believes RJR's tobacco operations can be improved by Ron Fulford, who is credited with several business turnarounds, including a revitalization of Imperial Tobacco, a subsidiary of U.K.-based Hanson Plc. Mr. Fulford's model for turnarounds is based on improving operating income-to-sales as a ratio of employed capital to sales through lowering unit costs. Mr. Fulford said he has found that he can produce quality cigarettes without using the most expensive blends of tobacco. He prefers a flatter management structure and, at Imperial, eliminated brand managers from the marketing fold.
According to Mr. Fulford, the turnaround strategy used at Imperial Tobacco can be applied to RJ Reynolds, although he acknowledges that to some extent RJ Reynolds' operations are similar to Imperial and expects that his program will result in more modest gains than in his past efforts. He expects that he can produce a five percent gain in sales over three years. Mr. LeBow added that there are about $150 million in synergies from a Liggett and RJR merger, much of it coming from closing Liggett factories and manufacturing its brands in RJR facilities.


RJR

RJR executives acknowledged that Mr. Fulford has done a commendable job at Imperial Tobacco, but they suggested that his talents and experience are not relevant or needed at RJR. As a result of its KKR leveraged buyout legacy, RJR's tobacco operations have become extremely efficient. The company's costs have been flat for seven years, and further cost reduction programs are in place. RJR points out that on a cigarette per employee basis, RJR is twice as productive as Imperial. The executives also warned that Mr. Fulford's low-price strategy will not work in the United States. They believe this fact was amply demonstrated by "Marlboro Friday", a strategy that successfully refocused U.S. tobacco companies' emphasis on its more profitable premium brands. RJR plans to focus on the market share of its premium brands rather than its lower margin savings brands and is planning several new offerings in this segment. The tobacco executives noted that Camel was the fastest-growing brand in the United States last year.

This company also noted that Imperial's competitive environment in the United Kingdom is in stark contrast to the U.S. market, where there is a dominant competitor like Philip Morris. RJR believes that Gallaher, Imperial's main competitor in Britain, has intentionally conceded market share in the low price range, allowing Imperial to increase its overall market share.

The tobacco executives assert that acquiring Liggett does little for RJR because of the weakness of its brands. The company has little to offer other than its private label business, which has only six accounts. They believe that Liggett is on the edge of the abyss and is no longer salvageable. RJR pointed out that Liggett recently reported that its operating losses tripled last year and that Liggett has shut down four factories in recent years. Mr. Goldstone said that LeBow has had eight competent CEOs at Liggett, but suggested that all of them were stifled by Mr. LeBow's financial dealings.


Corporate Governance Programs

LeBow

Dale Hanson discussed a series of corporate governance pledges that the LeBow slate will implement. However, he emphasizes that his main concern is RJR's poor performance in terms of long-term total return to shareholders. Mr. Hanson said that he did not know of the Liggett settlement until it was announced, and Mr. LeBow confirmed that only a small circle of attorneys and advisors knew of the settlement efforts before it was made public. Mr. Hanson's opinion after learning of the settlement was that it was a brilliant deal that gains a significant advantage without giving up much. He made clear that he is not running on the slate to provide "window dressing".


RJR

Ambassador Ridgway chairs the company's new corporate governance committee and will oversee a review of the company's governance and compensation policies. She asserted that RJR is not just learning about corporate governance - she stressed that even during the KKR era, directors insisted on strict audits and sound governance policies. She believes that the company's governance will evolve as RJR's situation as a widely held company normalizes. We asked Amb. Ridgway, who has served on the board since 1989, whether she had ever considered not voting for a spin-off out of fear of personal liability. She responded that she does not recall the issue ever being discussed at any meeting of RJR directors and cannot understand how this came to be an issue. She commented, "If I can't make a business decision like that, I'll get off the board."

The LeBow Record

LeBow

Mr. LeBow believes criticisms of his performance as an executive have been misleading. While he acknowledges he is no stranger to bankruptcy court, Mr. LeBow points out that his business has involved acquiring and reorganizing troubled or bankrupt companies. He termed his reorganization of New Valley Corp. as one of the most successful reorganizations in history and an example that set the standard for payment of post-petition interest. Mr. LeBow reiterated that Brooke Group's total return to shareholders greatly exceeds RJR's returns.

RJR

Goldstone bristles at Mr. LeBow's comparison of RJR's and Brooke Group's return to shareholders. He estimates that if one examines the cost basis of the original shareholders of the companies acquired by Mr. LeBow, the compound annual return of his investments is less than three percent on an annual compound basis. He said that Mr. LeBow inappropriately includes increases in value of the companies he no longer owns in his computations. He argued that Liggett traded at $12 per share when formed, dropped to $5 before the RJR takeover effort, and rose to $9 per share on RJR takeover speculation and the Liggett settlement. Meanwhile, he asserted that Mr. LeBow's recent actions reduced RJR's market value by 16 percent.

Analysis and Conclusion

In our analysis of the spin-off resolution contest in February, we stated that Mr. LeBow's arguments in favor of a spin-off of Nabisco were compelling, that there was a reasonable change of its success based on known standards of law, and that we saw little downside risk in attempting the transaction. We indicated at that time that our endorsement of the spin-off proposal in no way constituted an endorsement of the LeBow slate in the election of directors at the upcoming annual meeting. Our analysis stressed our belief that supporting LeBow's spin-off "message" did not place the "messenger" on step closer to a low cost takeover of RJR. Any decision to place the board under Mr. LeBow's control would be in the hands of RJR shareholders. We now believe that fiduciaries should reject the LeBow slate. Liggett's proposed settlement of the Castano class and several of the state attorneys general cases makes it clear to us that Mr. LeBow's primary motive is to merge Liggett and RJR at a cost to be determined at some later date after his slate takes control. We further believe the settlement presents a substantial risk to RJR shareholders.

Evaluation of a Liggett/RJR Merger

We see no value in a Liggett/RJR merger to RJR shareholders, either operationally or legally. As a business, Liggett has little to offer RJR but a few struggling brands that command less than two percent of the cigarette market and a limited private label business. We note that on April 2, Brooke Group announced that its preliminary 1995 net loss from continuing operations grew from $18 million to $45 million. Details of the operating results were not available, and Brooke Group requested a delay in the filing of its 10-K annual report. We suspect that the tobacco operations are probably showing continued weakness. Any synergistic benefits from such a combination, such as manufacturing Liggett's marginal brands through RJR factories, would appear to accrue only to Brooke Group shareholders.

Why Settle Now?

Mr. LeBow has attempted to infuse value into Liggett by negotiating a clever, but limited, settlement with some of the tobacco plaintiffs. On its face, the settlement offers a risk-free spin-off to RJR, but only if Mr. LeBow's slate succeeds in taking control of the board. In addition, the settlement releases RJR from the Castano class action case and purportedly from all future addiction-based claims if it merges with Liggett. These settlement terms are virtually meaningless to the tobacco plaintiff when applied only to Liggett, which will pay a small percentage of its meager operating earnings to the participating states and the Castano class. The obvious intent is to entice RJR shareholders into supporting the LeBow slate and, for the plaintiffs, to funnel approximately $120 million in annual RJR earnings to the plaintiffs. The settlement is filled with options that guarantee Mr. LeBow the right to back out of the settlement at any time he chooses.

Frankly, we believe that Mr. LeBow's case was more compelling when his publicly stated agenda focused only on a spin-off of the food unit and not a settlement of the tobacco lawsuits and a possible Liggett-RJR merger. Given his earlier stated belief that RJR's board appeared exceedingly timid about the injunctive risk of a spin-off in light of the industry's stainless "take no prisoners" litigation record, and with the prospects for the Castano class decertification by the end of the summer appearing reasonably good, why did Mr. LeBow feel the need to horse-trade RJR's future earnings for further guarantees of a spin-off? We believe that while he expected some shareholders to support his cause, he knew the could not win control of the board without a dramatic move. He also needed a reason to get shareholders to drop their guard with respect to their concerns over his attempt to merge Liggett with RJR by making the prospect appear more palatable through the illusion of freedom from tobacco litigation.

However, Mr. LeBow publicly argues that even within the short period between the February consent solicitation and the present, the litigation has worsened largely as a result of the Philip Morris "whistleblower" scientists who made purportedly new revelations about the tobacco companies's manipulation of nicotine levels. Their statements, and those of Jeffrey Wigand, a former Brown & Williamson research director, have fueled grand jury investigations of whether tobacco executives lied to Congress in their recent testimony at hearings regarding the addictiveness of their product and the manipulation of nicotine levels. But despite the almost daily overblown media coverage of these developments, experts and industry analysts apparently find little new in these statements, and we think this is probably apparent to Mr. LeBow, a nine-year veteran of the tobacco industry.

Consider this excerpt from "A Peace Plan for the Cigarette Wars," by Richard Kluger, appearing in the New York Times Magazine, April 7, 1996 (Kluger is the author of "Ashes to Ashes: America's Hundred-Year Cigarette War, the Public Health and the Unabashed Triumph of Philip Morris" to be published this month by Alfred A. Knopf):

      "None of the freshly unearthed industry documents or thus-far-disclosed testimony by whistle-blowers has revealed any dark industry "secrets" on the causal connection between smoking and disease that were not already known among independent public-health investigators....  As early as
      1942, the Lancet, a leading British medical journal, reported that 'smoking tobacco is essentially a means of administering nicotine' -- information that seems to have astonished Jeffrey Wigand when he became Brown & Williamson's research director in 1989."

and further:

      "Nor is it much of a secret that the industry controls the components of cigarettes. That has long been common knowledge among those professionally acquainted with the smoking issue and has been conveyed to the public by countless books, periodicals and Government reports."

It appears none of the industry defenses that Mr. LeBow was confident would prevail in favor of a contested spin-off two months ago have changed substantially as a result of these statements. Therefore, we can only conclude that the "settlement" was simply a bold stroke by Mr. LeBow to win the contest and not the result of a change in the legal landscape. If RJR legitimizes the settlement by merging with Liggett, it is likely to encourage plaintiff counsels, who will see the agreement as evidence of the industry's culpability and will likely file new class action claims on a variety of legal theories.

Since the settlement, Texas has filed a suit in federal court on 14 counts, including two new legal theories not seen before in other previous cases: racketeering and violation of federal antitrust laws. Minnesota has rejected the Liggett settlement, referring to it as a "sham" designed to aid the takeover of RJR. In addition to continued litigation against RJR on all fronts, these states and other plaintiffs (including plaintiffs opting out of the settlement) are just as free to oppose a spin-off of Nabisco as before the settlement. These plaintiffs are no more or less likely to succeed now than they were before (recall that Mr. LeBow previously argued that even the Castano claim was not sufficiently large enough to enjoin a spin-off based on a claim of insolvency). Therefore, we are not sufficiently certain that the settlement guarantees a "risk-free" spinoff.

Furthermore, if new class action litigation on a variety of legal theories is not precluded, then the settlement also seems hardly worth the purported penny-a-pack payment. We are convinced by RJR's argument that it is better to defeat than settle the current class actions. To do otherwise increases RJR's risks by encouraging more plaintiffs counsels to file new class actions, however defensible the new claims may be, in hopes of extracting further settlements. In short, we think the "settlement" settles little and therefore casts doubt on the value of voting for a Brooke Group takeover or an RJR-Liggett merger.

Corporate Governance Aspects

We believe that even if there were some perceived value to RJR availing itself of the settlement, the LeBow program has serious governance flaws. First, we note that the ten-member slate includes five Brooke Group insiders and affiliates. At the very least, we believe that to adequately protect shareholder interests, Mr. LeBow's board should have a majority of truly independent outsiders. While Mr. LeBow would recuse himself from merger considerations involving Liggett and leave assessment of a deal to a committee of outsiders who, armed by investment bankers and lawyers, would ostensibly represent shareholder interests, we believe this is small comfort for shareholders, who will be well aware that this evaluation is being performed by directors who have been paid by Mr. LeBow and who will receive an array of directors benefits only because he selected them for his slate.

In the off chance that the current RJR board reaches the conclusion that the Liggett settlement is beneficial to RJR shareholders, it should be the current board, and not the "outside directors" of a board selected by Mr. LeBow, the chairman and CEO of Liggett's parent company, that should negotiate on an arm's-length basis the terms and structure under which the two companies should be merged.

While it is true that shareholders could persistently vote against any RJR-Liggett merger deals proposed by a LeBow board if they are considered unattractive from a financial and/or legal perspective, we remind shareholders that this is not how boards of directors are designed to work. In assessing such transactions, directors are charged with the important responsibility of evaluating all available information and presenting shareholders with the alternative that best maximizes their long-term value. Therefore, the mere fact that a proposed transaction manages the required majority vote for passage does not necessarily mean that directors have fulfilled their fiduciary duty. In fact, established case law holds that directors may not rely solely on a favorable shareholder vote alone to ratify their actions (see Smith v. Van Gorkum). Therefore, we are not convinced that the pledge of a vote on all transactions with Brooke Group affiliates ensures the best result for RJR shareholders.

We are also suspect of the pledge of the LeBow board to call a special meeting in six months to elect new directors for RJR if a spinoff is not declared, particularly in light of recent sworn statements by the LeBow slate members that cast doubt on whether they are committed to an immediate spin-off. If the special meeting must be called, who will nominate the new directors, other than a nominating committee of the LeBow board? Who will they nominate? It would be hard to escape the conclusion that any subsequent board would be tagged as "Son of LeBow" and the new RJR board might not be bound to the same pledges by Mr. LeBow to place all transactions with Brooke Group to a shareholder vote. While Brooke Group assures us that the directors are committed to a spin-off and that a special meeting will not be required, the issue is nonetheless a considerable loose end in the LeBow program.

Despite our disagreement with the current RJR board on the feasibility of an immediate spin-off of Nabisco, we accept that the board is committed to achieving a spin-off and that it has taken the February spin-off vote to heart. Having had the chance to directly speak with an outside director of the board about the issue, we are now even less inclined than before to believe Brooke Group's assertion that a spin-off has been opposed by the board due to the placing of a fear of personal liability over the best interests of shareholders. This assessment is also based on the fact that Brooke Group has been unable to unearth such evidence in its recent litigation.


Who Will Run the Company?

As a final matter, we think shareholders are best served by the continued direction of new management. While we recognize that the company's financial performance and returns have been substandard since it became public following the KKR era, we understand that the company's performance has been hampered by the effort to reduce its once massive debt levels. We note that the company's aggressive debt reduction is coming to a close and the board has committed to returning cash to shareholders, as evidenced by its recent 23 percent dividend increase and stock repurchase plan. From an operational standpoint, the company improved sales of its Camel and Doral brands and appears to have reversed its previously slipping cigarette market share. The company enjoyed double-digit gains in international food sales and a total revenue gain of eight percent in 1995.

On the other hand, while Mr. LeBow has generated returns for Brooke Group, these returns reflect the company's financial dealings rather than its underlying operating performance. Liggett initially traded at $12 per share following its acquisition from Grand Metropolitan Plc. The company now trades in the $9 to $10 range, but boasts in its 1994 annual report that its initial shareholders have received $20 per share in cash and stock dividends. A substantial portion of this amount (about 80 percent) is attributable to the SkyBox spin-off to Marvel Entertainment, which has gained most of its value for shareholders after Brooke Group no longer controlled the company. Such dealings do not reflect a substantive capability to continue improvement of operating performances at one of the world's leading consumer products companies and is another critical reason to support the current board.

In summary, based on our concerns about the risk of the Liggett settlement, the inadvisability of a merger with Liggett, flaws in the LeBow slate's governance protections, and the lack of a positive operating record at Brooke Group companies, we believe shareholders will fare better with the current management, which has stabilized the company's operations and is beginning to use its cash flow to reward investors.

We recommend a vote FOR the RJR directors.

Item 2: Ratify Auditors

The board recommends that Deloitte & Touche LLP be approved as the company's independent accounting firm for the coming year. Note that the auditors' report contained in the annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in accordance with generally accepted accounting principles.

We recommend a vote FOR the auditors.


Shareholder Proposals

Item 3: Prepare Report/Promote EEOC-Related Activities

This shareholder proposal requests that the company publish a report that includes (i) a copy of the consolidated EEO-1 report for 1993, 1994, and 1995;
(ii) information on the number of discrimination complaints and lawsuits and related costs; (iii) results of any federal audit, corporate management review, and letter of compliance conducted to protect the company's government contracts and to preclude legal penalties; (iv) a report on the race, ethnicity, and gender of top management; and (v) a description of any policies or programs to promote minority- and female-owned businesses.

This sponsor notes that a substandard equal employment opportunity record leaves a company open to expensive legal action, poor employee morale, and potential loss of business. The proponent believes it is in the company's and shareholders' best interest to have information of this kind available to the public.

Management contends that the company is strongly committed to a policy of equal opportunity and employment, as demonstrated through its policies and programs. The company has implemented diversity awareness training and programs to recruit, develop, and advance women, minorities, and people with disabilities. Moreover, as federal contractors, the company's subsidiaries already prepare a similar report called for by the proponent. Management believes that the company's current efforts clearly prove its ongoing commitment to the equal employment of and recruitment of women and minorities and that further reporting would serve no useful purpose.

There are reasonable arguments on both sides of this complex issue. As there is no evidence clearly demonstrating how this proposal will impact long-term shareholder value, the decision is one best left to individual shareholders.

We make no vote recommendation on this proposal.



Item 4: Discourage Underage Smoking Proposal

Item 4 is a shareholder proposal requesting that the company contribute three percent of profits realized from sales to minorities to a third party to run a national antismoking campaign aimed at discouraging underage smoking. The sponsor also proposes that the campaign be evaluated in three years to determine its efficacy.

Management asserts that the company strongly discourages underage smoking. This company policy is exemplified by RJR's various programs that supplement private and governmental nonsmoking efforts in more than 800 cities and towns throughout the United States. The "Right Decisions, Right Now" program targets children between the ages of 12 and 15 years through local schools and public service announcements. RJR also implemented the "Support the Law" program for retailers that promotes compliance to minimum age laws.
Management contends that because these programs adequately address the problem of underage smoking, additional funding for this initiative is unnecessary.

RJR has demonstrated a commitment to combat underage smoking through comprehensive programs that increase awareness among both consumers and suppliers. As such, ISS does not believe that the proponent's request that RJR engage a third party in addition to its current efforts would provide any meaningful benefit to the public or the company. Moreover, the significant resource allocation proposed may place the company at a competitive disadvantage to its peers.

We recommend a vote AGAINST Item 4.


Item 5: Infants and Tobacco Proposal

This shareholder proposal requests that the company develop and implement a program to prevent fetal and neonatal harm from tobacco smoke. The proponent also recommends that the company evaluate the effectiveness of the program and inform shareholders of its findings by Jan. 1, 1999.

Management notes that a warning indicating the dangers of smoking by pregnant women already appears on both cigarette packages and advertisements in rotation with three other government-prescribed warnings. Management contends that the company is in full compliance with federal regulations with respect to disclosure of health risks associated with smoking. Moreover, the company believes that the proliferation of information by health organizations and government agencies has sufficiently conveyed the potential risks of smoking during pregnancy.

While we acknowledge the importance of the social issue raised by the proponent, we cannot assess the economic impact of the creation of the proposed program to discourage smoking during pregnancy. We believe that the issue raised by the proponent is one of public policy and should be raised in a public forum. Moreover, we note that RJR meets all current health-warning requirements, and we are reluctant to recommend support for a proposal that requires RJR to allocate its resources to a program that is not required of other cigarette manufacturers.

We recommend a vote AGAINST Item 5.


Item 6: Prepare Tobacco-Related Report

Item 6 is a shareholder proposal requesting that the company develop a nicotine rating system, identify levels at which tobacco is no longer addictive, and market such products as a panacea to tobacco addiction. The proponent argues that technology to rate nicotine levels and to reduce nicotine content in tobacco products is already available and should be used to help smokers quit.

In its argument against the proposed rating system, RJR states that the company already lists the tar and nicotine yield of each cigarette brand on its advertisements. The company uses a standardized test developed by the Federal Trade Commission. With respect to the proponent's assertion that a nonaddictive cigarette can be produced, RJR contends that no empirical evidence exists proving that specified levels of nicotine causes addiction. In addition, Philip Morris briefly manufactured a denicotinized cigarette, with nicotine yields higher than the cigarette proposed by the sponsor, that was deemed unacceptable by consumers. Numerous smoking cessation products regulated by the Federal Drug Administration as drugs or medical devices are currently available to consumers. RJR does not purport to be in this line of business, nor does it want to commence such operations.
RJR has manufactured and marketed cigarettes for smoking pleasure and enjoyment since 1913, and management believes that the company should continue to operate toward this objective.

Because RJR complies with all regulations relating to the listing of tar and nicotine yields of its cigarette brands, ISS believes that the development of a rating system is unwarranted. Moreover, a rating system used solely by RJR is of questionable value to consumers and may place the company at competitive disadvantage to its peers. Lastly, ISS considers the proponent's request to enter the smoking cessation business counterproductive to RJR's current operations.

We recommend a vote AGAINST Item 6.

Item 7: Spin Off Tobacco-Related Business

Two shareholders have submitted a proposal to spin off the company's nontobacco business by Jan. 1, 1997. As stated by the board in its response, the proposal is essentially the same as the spin-off resolution proposed by Brooke Group in a consent solicitation conducted earlier this year. In that solicitation, a majority of shares outstanding were voted in favor of a resolution calling for an immediate spin-off, which was sufficient to adopt the resolution. In our Feb. 6 analysis of the consent solicitation, we stated our arguments in favor of the proposed spin-off and recommended a vote for the resolution. Our recommendation at this time remains the same. We believe that a vote for this proposal reinforces the message to the board that shareholders support a spin-off of Nabisco Holdings at the earliest date possible. Please see our Feb. 6 analysis for our arguments in favor of the spinoff resolution.

We recommend a vote FOR Item 7.


Item 8: Restrict Executive Compensation Plan Awards

This shareholder proposal, submitted by Matthew Trachtenberg, requests that the company cease payouts of bonuses, stock options, performance accelerated awards or options, or deferred compensation to the top five executive officers until the stock price reaches $50 per share. The proponent believes that the company's poor performance, relative to itself and its peers, should not be rewarded with compensation above the annual base salary.

The Compensation Committee bases executive compensation on two primary components. First, compensation packages must enable the company to attract and retain the most qualified individuals. Second, a significant portion of executive compensation must be linked to quantifiable measures of company performance. Management does not believe that the simplistic formula provided by the sponsor would meet either of these criteria. Moreover, compensation should be linked to the individual responsibilities of each executive. In the report on executive compensation, the Compensation Committee notes that Mr. Goldstone, RJR's CEO, has been granted 200,000 stock performance units that vest contingent upon his continued employment through December 1998 and upon the achievement of a 30-day average stock price of $43.75 per share for any period ending on or prior to Dec. 31, 1998. Note that RJR's stock price traded in the mid $20s at the time of Mr. Goldstone's appointment as CEO.

In our opinion, the manner in which the company currently determines executive compensation is much more effective and comprehensive than simply correlating executive pay to stock price. Furthermore, as demonstrated by the significant loss of market value following the Liggett settlement, in some instances changes in stock price occur for reasons that are not under the company's control. In addition, ISS believes that placing arbitrary goals based on stock price may deprive shareholders of the benefits of long-term strategies that are not always reflected in a company's market value.

We recommend a vote AGAINST Item 8.


Item 9: Require Director Fees to be Paid in Stock

Charles Miller has submitted this shareholder proposal requesting that nonemployee directors receive at least 50 percent of their total compensation in the form of stock that may not be sold within three years of grant. The proponent argues that stock ownership by outside directors provides the greatest motivation for improving company performance.

Management claims that the issue of nonemployee director stock ownership is moot because it considers directors' stock ownership of more than 40,000 shares in aggregate sufficient to align their interests with those of shareholders. In addition, management notes that stock options are an important part of director compensation. Each nonemployee director currently receives an option to purchase 6,000 shares upon initial election to the board and an annual formula grant. Under the formula grant in 1995, each nonemployee director received an option for 1,400 shares. Directors also receive an annual retainer fee of $60,000 in cash.

ISS does not consider nonemployee directors' current stock ownership as significant as management asserts. Nonemployee directors and executive officers as a group account for only 0.18 percent of the company's outstanding common shares. On the other hand, given the size of RJR and the number of shares outstanding, it would be difficult for the board to own a significant percentage of total shares without each individual board member investing an extraordinary amount of his or her personal wealth.

The present annual option grant represents approximately 45 percent of the total compensation to nonemployee directors which essentially meets the requirements of this proposal. While ISS recognizes that increases in stock ownership by nonemployee directors has proven to be an effective method to improve company performance, we believe that RJR's current compensation package for nonemployee directors adequately reflects this growing trend.

We recommend a vote AGAINST Item 9.


Item 10: Eliminate Outside Directors' Retirement Benefits

This shareholder proposal, submitted by William Steiner, requests that the company cease the grant of pension benefits to new nonemployee directors and that current nonemployee directors voluntarily relinquish their pension plans. The proponent believes that pension plans are inappropriate for nonemployee directors given the kind of service they provide, which is more in line with consulting. In addition, the sponsor argues that pension plans may compromise nonemployee directors' objectivity.

Management, on the other hand, asserts that RJR's pension plan is necessary to attract and retain the most qualified directors, particularly because approximately 70 percent of its peers offer such benefits to their directors. RJR's pension plan provides each nonemployee director with a monthly allowance equal to a monthly director fee payable at the time service is terminated. Service of the board for ten or more years entitles the director to 180 monthly payments. Directors who have served on the board for between five and ten years will receive a number of monthly payments equal to 180 multiplied by a fraction whose numerator is the number of years of service and whose denominator is ten. Directors with five or less years of service will receive 48 monthly payments.

While it may be true that many companies have adopted retirement programs for nonemployee directors, ISS does not consider this a beneficial trend. Many corporations are currently revising how directors are paid for their services, seeking to avoid pay structures that compensate directors as though they were employees and create conflicts of interest by their high value. Companies eliminating pension plans for nonemployee directors include Anheuser-Bush Cos., Bell Atlantic Corp., Digital Equipment Corp. and Rockwell International Corp. Note that all of RJR's outside directors hold or have held prominent positions in their respective companies or organizations and are undoubtedly covered by substantial compensation and retirement plans at their primary place of business. Thus, we question the marginal benefit of RJR's pension plans both to the directors and to the company. ISS believes that such compensation is excessive and would prefer to see the plan withdrawn.

We recommend a vote FOR Item 10.


Item 11: Eliminate or Restrict Severance Agreements (Change-in-Control)

Kenneth Steiner proposes that the company make no further arrangements that would provide any director or officer with compensation contingent upon a change in control unless approved by shareholders. Under the employment agreements of certain RJR executive officers, employees would receive compensation and benefits for three years following termination from employment upon a change in control.

Golden parachutes do not necessarily conflict with shareholder interests. On the contrary, parachutes can actually serve to maximize share value by reducing key officers' concerns about losing their job or suffering financial hardship after a change in control. Without a severance package for top executives, it would be harder to attract and retain competent management, especially in an environment of hostile takeovers and proxy contests for control.

Typically, an executive covered by a golden parachute is at or near the head of his company and the height of his career, is often within ten years of retirement, and has invested several years in the company, shouldering substantial responsibility for its direction. This is what shareholders demand and deserve from their agents. Were that executive's position to be threatened by a change in control, his chances of obtaining a position with similar challenges, financial support and responsibilities soon after termination are limited.

Not all parachutes are necessary, however. Executives' parachutes should strictly preclude them from receiving any special compensation if they are involved in a management buyout, which carries no risk of job loss. Nor should parachute payments be excessive (more than three times salary according to the current IRS standard). We also object to parachute payments for nonemployee directors, who do not depend on director fees for their livelihood and therefore have only nominal financial risk in a change of control.

While RJR's golden parachutes are not excessive by industry standards, ISS believes that shareholders should be permitted to vote upon severance packages.

We recommend a vote FOR Item 11.

USA TODAY, THURSDAY, MARCH 14, 1996

STREET TALK

LeBow tactic vs. RJR may backfire
By:  Daniel Kadlec

         NEW YORK - Now we know how far Bennett LeBow will go to get his way with RJR Nabisco as far as he has to.

         LeBow is CEO of Brooke Group, which has controlling interest in the nation's No. 5 tobacco company, Liggett Group. He has teamed with investor Carl Icahn to buy a 5.8 % stake in RJR. The two are trying to force RJR to immediately spin off the Nabisco food division, claiming it will unlock hidden value. RJR has resisted, saying the tobacco litigation climate is not right for spinoff.

         Wednesday, LeBow moved boldly to disarm RJR's main argument against a spinoff. The argument, essentially, is that tobacco plaintiffs would sue to prevent the spinoff, alleging it would put most of the company's assets out of reach should the plaintiffs prevail in court. Nabisco accounts for about two-thirds of the company's market value. But LeBow, in a groundbreaking settlement, announced he has won assurances that plaintiffs will not try to stop the spinoff.

         All LeBow had to do was break ranks with the tobacco industry by agreeing to the first-ever payment to a tobacco litigant (Cover Story, ID;
1A). His deal sent tobacco stocks tumbling (Industry Spotlight, right) - except for Brooke, which rose 1 1/2 to $9 7/8. The deal is seen as a possible chink in the armor of tobacco companies, one that may pave the way for future costly settlements.

         For that reason, LeBow's deal angered a number of people. In a statement, RJR called it "irresponsible and reckless." Institutions that own tobacco stocks were misled. Whatever the deal may be worth to Brooke or RJR, it is more than offset by the negative impact on industry king Philip Morris. Big investors who own any tobacco stocks tend to own them all. They can't be happy that LeBow's deal poses problems for other tobacco stocks.

         Ironically, to get his way with RJR, LeBow will need the support of institutions. They collectively own 69 % of RJR and took the biggest hit in Philip Morris' stock Wednesday, when the company lost $3.6 billion of market value.
         LeBow recently won 51 % of the vote in a straw poil to decide if RJR shareholders want an immediate spinoff of the food division. He has proposed a slate of directors up for election at the company's April 17 annual meeting. Many suspect that LeBow really wants RJR to buy Liggett. His settlement terms would extend to RJR should the companies merge. But a merger is not necessary. Even without it, plaintiffs agree not to oppose the spinoff of Nabisco foods - so long as LeBow wins the board seats he is after.

THE WALL STREET JOURNAL WEDNESDAY, MARCH 13, 1996
===========================================================================

BREAKING AWAY

       Liggett Group Offers First-Ever Settlement Of Cigarette Lawsuits

                          -----------------------

              States' Health-Cost Claims and Smoker Class Action
                           Are Included in the Deal


                          -----------------------

                           LeBow Gambit in RJR Fight
                    By Wall Street Journal Staff Reporters
                 Alix M. Freedman, Suein L. Hwang, Steve Lipin
                         and Milo Geyelin in New York


                          -----------------------


         Despite four decades of controversy and a deluge of litigation, the tobacco industry has never paid a penny to settle a smoking related lawsuit.

         That is apparently about to change.
         In a stunning break with the rest of the $45 billion tobacco industry, Liggett Group, the smallest of the nation's five major tobacco companies, has offered to settle the biggest and most visible liability cases now hanging over them all. The proposed settlement - which was nearing completion late yesterday - is likely to infuriate the other cigarette makers, which have built their litigation and regulatory strategy on a united front against all attacks.

         If the deal goes through, Liggett's audacious gambit would remove it from four of the five suits brought by states seeking to compel tobacco companies to pay for the states costs of smoking related illnesses. It also would remove Liggett as a defendant in the Castano case, the giant class-action lawsuit in which a consortium of about 60 law firms is suing on behalf of every U.S. smoker who claims to be addicted. And it would effectively bar Castano class members - and hence all current U.S. smokers - from future suits against Liggett relating to their alleged addictions.

         In addition, in a striking concession insisted upon by the attorneys general, Liggett would phase in voluntary compliance with certain measures proposed by the Food and Drug Administration in an effort to curtail underage smoking. Though Liggett isn't conceding the FDA's right to regulate tobacco, it is agreeing to adopt some of the FDA's proposed limits on advertising and marketing to keep it from attracting minors. In contracts, the rest of the industry is waging a fierce battle against the FDA's proposed rules.

         Although glitches are still possible negotiations have proceeded very far and as of yesterday, Liggett and the plaintiffs' lawyers appeared very close to final agreement on the Castano deal. Meanwhile, Liggett and the states are close to signing an agreement in principle in their pact.

         The proposed settlements - in which Liggett neither admits nor denies liability for tobacco-related illnesses - are complex, but their main elements are these:

         Liggett would pay the four states - Florida, Massachusetts, Mississippi and West Virginia - $4 million over 10 years, Depending on how many other states participated. Liggett would also part with between 2% and 7% of its pretax income over 24 years.

         To settle the Castano class action, Liggett would pay another 5% of its pretax income for the next 25 years. The money wouldn't go to individual plaintiffs but to programs to help people quit smoking. Court approval is required.

         If Liggett merged with RJR Nabisco Holdings Corp.'s Reynolds Tobacco unit or another U.S. tobacco company, that company could settle its legal liability under the same terms. (In a key exception, the settlement wouldn't apply to a combination between Liggett and industry leader Philip Morris Cos.)

         "For the past ten years, on this litigation front, Liggett has been pretty much following everybody. If Philip Morris said jump, we jumped," Bennett LeBow, the majority shareholder in Liggett parent Brooke Group Ltd., said in an interview in New York yesterday. "Why should we keep spending $10 million a year on legal fees (for Liggett) if there is a way to settle it?"

         For smokers, the settlement would represent a historic watershed, for both its symbolic and its financial value. For the first time, a cigarette company would be taking financial - though not legal - responsibility for tobacco-related diseases that independent scientists may claim the lives of 425,000 smokers in the U.S. each year. States would have new funds, however limited, to begin to help defray Medicaid costs allegedly linked to illnesses from smoking. And quit-smoking programs would get a lift from the financing funneling in from the Castano settlement.

         On its face, the budding alliance between Mr. LeBow and a team of attorneys led by Mississippi Attorney General Mike Moore and plaintiffs' lawyer Richard Scruggs seems an unlikely one. But Liggett's elaborate settlement appears to offer big benefits - at only modest risk - to the key players on both sides.

         Through a proxy fight, Mr. LeBow is seeking to gain control of RJR and split it into two parts - its food and tobacco units. He says such a split would bolster the stock price by separating the Nabisco food unit from the drag of tobacco-tainted stock. In this effort, he is allied with financier Carl Icahn.

         For Mr. LeBow, the proposed settlement of tobacco litigation is part of his strategy for gaining control of the nation's second-largest cigarette maker. Under the deal, if Mr. LeBow won control of RJR, the tobacco plaintiffs would be bound not to fight any RJR effort to spin off the food unit. The company has feared that plaintiffs would try to block the spinoff.

         Further, Mr. LeBow hopes to make an RJR merger with struggling Liggett more attractive by offering the terms of his settlement - which he considers not very onerous - to the merged company.

         Even if Mr. LeBow is rebuffed by RJR's shareholders, Liggett itself is giving up relatively little by agreeing to the proposed deal: With about a 2.3% U.S. market share, the company's pretax earnings for 1995 are estimated to have been $11 million. Thus, even the maximum 12% annual payment under the deal would cost Liggett well under $2 million a year at current earning levels.

         In addition, Liggett has written itself an escape clause: If Philip Morris or another tobacco firm defeated the same plaintiffs when the cases got to court, Liggett could walk away from its deal. It also could drop out of the Castano deal if too many smokers decided not to participate in the settlement. And it could halt the states' settlement if enough additional states filed suits of their own and refused to join the deal.

         "We've brought an insurance policy against a potential [liability] catastrophe for Liggett," Mr. LeBow says, "and we got for the shareholders of RJR a risk-free spinoff. We don't see the downside."

         Plaintiffs' lawyers see the planned Liggett settlement as a foot in a door that has been closed to them until now. Once tobacco-company shareholders and potential jurors in cigarette lawsuits see that one company has settled, pressure will mount for other companies to join in, the lawyers claim.

         "This settlement, if we are able to conclude it, will result in the most remarkable transformation in public health this century," Mr. Scruggs says, adding that if shareholders of other companies "use this as a way out short of total war, then they will hopefully press management to adopt similar provisions."

         In particular, pressure could mount on major cigarette makers if Wall Street were to react favorably to Mr. LeBow's idea. Analysts believe that cigarette shares trade at a big discount owing to jitters over tobacco litigation and regulation.

         Mr. LeBow brushes off suggestions that his plan would sell the industry down the river. "Are Philip Morris and RJR and B.A.T. and Lorillard going to step up to the plate and guarantee us that we'll never lose?" he asks. "Let them step up and give us an absolute guarantee that we're never going to lose any of this litigation and we wouldn't have needed any settlement." In the meantime, Mr. LeBow says, this is the best way for him to look after Brooke shareholders.

         The proposed Liggett deal was the brainchild of Marc Kasowitz, a New York lawyer who does work for Mr. LeBow. He first encountered Don Barrett, one of the lawyers now representing Mississippi in its tobacco litigation, while the two were on opposing sides in a class action involving a certain plastic used in plumbing. Late last year, Mr. Kasowitz, with Mr. LeBow's blessing, put out a feeler to Mr. Barrett, and informal talks between the two continued through January. Thereafter, the two sides held a series of secret meetings in Houston, Miami and New York.

         But as late as a week ago, Mr. Scruggs acknowledges, the sides were "very far apart." Indeed, last Saturday, the talks almost came unglued over a demand by the attorneys general that Liggett embrace the FDA's blueprint regarding marketing to minors.

         "The rule the FDA has proposed is so vital that we told them we're not interested in talking money unless they were willing to talk about that," Mr. Scruggs recalls.

         Ultimately, Liggett embraced a few pieces of the FDA plan, including a ban on providing free samples where minors are present and the phasing out of certain kinds of ads in magazines that have a large youth readership.

         Though dramatic, the planned Liggett settlement raises a host of questions that even the principals on both sides confess they can't fully answer, at least for now.

         -- Would Liggett's settlement weaken the defenses of the rest of industry, which remains on the hook in the Castano and state lawsuits?

         -- Would RJR shareholders react negatively to a Liggett merger because the settlement's cost -- about $120 million a year over 25 years for RJR's domestic tobacco business, by Liggett's reckoning -- might seem too high?

         -- Did plaintiffs' attorneys get enough for their clients? Florida Attorney General Bob Butterworth, while agreeing in principle to the settlement, says, "It doesn't recoup enough money for the states' needs." Future companies that settle may end up paying more, he adds.

         -- Would this agreement do anything to put a lid on future tobacco litigation? Though members of the Castano class couldn't sue again as a class, many future lawsuits by individual smokers or their families wouldn't be barred. And suits by people exposed to other people's smoking are unaffected. A closely watched secondhand-smoke case, brought by the family of a barber who dies of lung cancer, is set to go to trial in late spring in Laurel, Miss.

         The future of tobacco litigation is especially important to all parties. In t he past, most suits against cigarette makers alleged personal injury or death caused by smoking. But juries repeatedly rejected such claims, deeming smokers responsible for their own decisions to take up the practice. In the only product-liability verdict to go against the industry, the Cippolone case in New Jersey, the jury award of $400,000 was tossed out on appeal in 1992.

         Now, for the first time, tobacco companies are facing well-organized and well-funded legal challenges in numerous states. Topping the list is the Castano case, the federal class action pending in New Orleans. In keeping with the new wave of lawsuits, the Castano suite focuses not on individual injury by on possible misrepresentations by tobacco companies about the alleged addictiveness of nicotine.

         By settling its piece of the Castano case, Liggett would be limiting its exposure in what is potentially the most ominous litigation facing the tobacco industry. Mr. Kasowitz, the Liggett lawyer, says: "Look at it this way. Liggett through the settlement of the Castano class action, in effect, is taking addiction [allegations] out of tobacco litigation."

         Last night, the plaintiffs' steering committee representing 60 law firms was expected to meet in Mr. Kasowitzs' New York office to sign a definitive agreement to settle this case. If this was accomplished, the parties would still have to get approval from U.S. District Judge Helen Ginger Berrigan. Liggett would then spend up to $1 million to notify the class members and give them the opportunity to opt out. Those who chose not to participate in the settlement would still have the right to sue individually on the theory that tobacco companies lied about addictiveness.

         Liggett might fare even better in settling its part of four of the five current state suits. (The fifth, Minnesota, late yesterday was on the fence about whether to participate.) No matter how many states ended up joining, Liggett's total payout would be capped at 7% of pretax profits. Under the deal, states that have currently agreed to settle would split 2% of Liggett's pretax profits; all others that joined later would have to share from a pool of 5%, split according the number of Medicaid patients in a given state.

         Even so, the agreement can't guarantee the end of all tobacco litigation -- and it doesn't pretend to. when one legal theory has been exhausted by plaintiffs' lawyers, they have typically found a new one, and that pattern is not expected to change. Nonetheless, Liggett lawyers are optimistic about the future. Michael Hirschfeld, another Liggett lawyer, says that much of the plaintiffs' bar's creativity has come in response to the unyielding position of the tobacco industry. "I would hope that the dynamic shifts, at least for Liggett, from nonstop confrontation . . . to responsible coexistence," he says. "If you effect that kind of sea change, it's not clear people will have the same incentive to pursue Liggett in the manner as they had in the past."

         This isn't the first time that scrappy Liggett has jolted the tobacco industry's copy rapport. In the mid 1980s, the company shocked the industry, which always marched in lockstep on cigarette pricing, by marketing cut-rate cigarettes. In 1989, as intense cigarette price wars raged, Liggett sued Brown & Williamson Tobacco Corp., alleging predatory pricing. Liggett's victory was later reversed on appeal.

         For his part, Mr. LeBow, who acquired a majority interest in Liggett in 1986 through a leveraged buyout, also has a reputation for controversy. He has faced shareholder accusations of self-dealing, and some of the companies he has controlled have filed for bankruptcy-law protection. Analysts say lingering doubt about Mr. LeBow and Mr. Icahn, the former raider who is his partner in the Nabisco battle, explains why investors appear wary of replacing the board of RJR with Brooke's slate in the coming proxy fight.

         But with his proposed settlement, Mr. LeBow is gambling that he will sharply increase his odds of success in the proxy battle. For months, even as RJR has insisted that legal concerns precluded any immediate spinoff of the food unit, Mr. LeBow has taken the opposite viewpoint with equal vigor. Late last month, shareholders in a nonbinding vote signaled their unhappiness with management by handing Mr. LeBow a startling 51% show of support for an immediate spinoff. Armed with a settlement, Mr. LeBow is hoping to convert that protest vote into an endorsement of his slate next month.

         The financier has devised a mechanism to give RJR investors an ostensibly safe shot at the spinoff many apparently crave. If RJR's shareholders elect Mr. LeBow's board slate, the plaintiffs involved in the settlement have pledged not to run to court to block an immediate food spinoff.

         This scheme is sure to trigger a fresh round of accusations from RJR, which has repeatedly accused Mr. LeBow of fanning hopes of a spinoff so he can seize control of RJR. It would enable him, in effect, to unload Liggett by merging it into RJR's tobacco operations. But Mr. LeBow denies he is trying to foist Liggett on RJR shareholders, explaining that if his slate of directors wins in April, he will recuse himself from deliberations about a Liggett combination. And shareholders of RJR would have to approve any Liggett purchase through a vote.

         Even so, Mr. LeBow readily acknowledges that he now has built in a potentially powerful incentive for a prospective buyer. "Does it make Liggett valuable? Yes!" Mr. LeBow says. And he makes it plain that, while he is giving RJR shareholders "a first option," he will look for other partners with whom to merge. "If RJR shareholders don't like it, maybe Lorillard shareholders or maybe B.A.T. or UST shareholders will like it," he said. Lorillard is a unite of Loews Corp.

         It is difficult to predict what effect Mr. LeBow's bombshell will have on tobacco stocks as a whole. On the other hand, the prospect of a rift in the tight-knit industry over legal strategy could send stock tumbling. On the other hand, investors may espouse the contrary view: that the Liggett settlement offers the prospect of some light at the end of the litigation tunnel. RJR's shares could conceivably benefit from the possibility of a spinoff with minimal legal risk.

         Messrs. LeBow and Icahn are betting on it: On Monday, they disclosed that they recently snapped up an additional three million shares of RJR's stock, raising their stake to 5.8% from 4.8%.

         --          Proposed Terms of Liggett Deal
         -- Liggett Group agrees to settle the so-called Castano case, a class-action suit against cigarette makers on behalf of smokers nationwide, paying 5% of pretax income (to a maximum of $50 million a year) for 25 years. Money goes toward smoking-cessation programs. Settlement is subject to federal-court approval.

         -- Liggett settles suits by attorneys general of Florida, Massachusetts, Mississippi and West Virginia seeking payment for states' smoking-related health-care costs. Settlement payment is $1 million per state
- -- as well as 2% to 7% of pretax income for 24 years, depending on whether additional states join the settlement.

         -- Liggett will phase in compliance with certain proposed FDA rules regarding smoking by children and teens, including a prohibition on using cartoon characters in ads and limits on marketing to minors.

         -- The settlements apply in the event of a business combination between Liggett or its parent Brooke Group and another cigarette maker, except Philip Morris. The Castano class would get 5% of the pretax income of the merged entity's domestic tobacco business (up to $50 million a year) for 25 years. The four states would share $100 million initially plus legal fees, and additional states joining the settlement would get a total of another $25 million. The states also would share 2% to 7% of pretax income for 24 years, depending on whether additional states join the settlement, but not less than $20 million to $25 million a year. The states would also share $3 million to fund research on children's smoking issues.

         -- The attorneys general and the Castano class won't seek to enjoin a spinoff of Nabisco if Brooke's nominees are elected to the RJR Nabisco board.

         -- Liggett has the right to terminate the settlements if the other tobacco makers in the suits end up winning the litigation on the merits. Liggett can terminate the Castano settlement if the smokers' certification as a class is reversed on appeal or if too many class members choose not to participate in the settlement. It can terminate the attorneys-general settlement if not enough other sates join.


                              VOTE THE WHITE CARD

                                 CONFIDENTIAL

                          RJR NABISCO HOLDINGS CORP.
                        Annual Meeting of Stockholders
                               INSTRUCTION CARD

The undersigned participant in the RJR Nabisco Capital Investment Plan (CIP) hereby instructs the Trustee to vote as indicated below at the 1996 Annual Meeting of Stockholders of RJR Nabisco Holdings Corp. and at any adjournments or postponements thereof all shares of stock allocated to the undersigned's account.

For unmarked proposals, The Trustee will vote FOR proposals 1 and 2 and AGAINST proposals 3 through 11.

X Please mark your votes as in this example.
  Please MARK this Instruction Card, fill in the date and sign on the reverse side and return promptly in the accompanying envelope. No postage is necessary if mailed in the United States. The Card must be received by April 12, 1996.

Election of Directors, Nominees:

J. T. Chain, Jr.; J. L. Chambers; J. L. Clendenin; S. F. Goldstone; H. J. Greeniaus; R. J. Groves; C. M. Harper; J. W. Johnston; J. G. Medlin, Jr.; and
R. L. Ridgway.

1.  Election of Directors
     For, except withhold from the following nominee(s):
     X   FOR     WITHHELD

2. Ratify the appointment of Deloitte & Touche LLP as independent
    Auditors
    X FOR     AGAINST     ABSTAIN


                        (Continued on the reverse side)


3.Stockholder proposal on equal
  employment opportunity reporting
   FOR    X AGAINST     ABSTAIN

4. Stockholder proposal on underage smoking
      FOR    X AGAINST     ABSTAIN

5. Stockholder proposal on infants and
   tobacco
      FOR    X AGAINST     ABSTAIN

6. Stockholder proposal on rating and
   curbing nicoine
      FOR    X AGAINST     ABSTAIN


  CIP MATCH  680.0000SHRS

7. Stockholder proposal to separate non-tobacco business from tobacco businesses by January, 1, 1997

    FOR    X AGAINST     ABSTAIN

8. Stockholder proposal on executive
   officer compensation

    FOR    X AGAINST     ABSTAIN

9. Stockholder proposal to use stock to
   compensate directors
    FOR    X AGAINST     ABSTAIN

10. Stockholder proposal on non-employee
    director pensions
    FOR    X AGAINST     ABSTAIN

11.Stockholder proposal on golden parachutes
    FOR    X AGAINST     ABSTAIN

Please sign exactly as name


572090215 Date    3/20/98
              ------------------------------

Signature    /s/JOHN DOE
         -----------------------------------

YOZZ04000SY7771150099072531B

John Doe
3/20/98
401 N. Main Street

Winston-Salem,NC 27102


                                   WHITE CARD


                       Why Vote to Support RJR Management?

o The RJR Nabisco board has studied options for spinning off the foods and tobacco companies for a number of years now. They, too, think the companies should be split--WHEN THE TIME IS RIGHT. Now is not that time.

o The RJRN Board has overseen the recovery of RJR's balance sheet from a debt-driven to an investment-quality position. They know this company's strengths and assets better than outside raiders. You will recall that once the announcement came out about LeBow and Icahn's attempts to take over our company, the firms that rate bonds and other investments immediately put RJR Nabisco on a "watch" status for possible downgrading of our bonds to "junk" status. That sends a message regarding what they think will happen to RJR's bonds if an unwise split of the companies is forced through by LeBow and Icahn.

o The Board has just approved a 23 percent increase in your dividend. They also gave the company permission to buy back its own stock. This shows faith in the stock as a good investment, and reduces "dilution" of our stock in the marketplace. Other investment-grade companies conduct stock repurchase programs all the time, and often this increases the value of the shares outstanding.

o Our management is committed to MANAGING this company for long-term growth.

o LeBow has already made agreements with plaintiffs' lawyers to settle claims against Liggett, and has said he would bind RJR under those same agreements if he gains control of our company. The estimated cost to RJR of living up to these agreements could be $2 billion or more over the next 25 years. LeBow has msaid he would "kill" Joe Camel, and prohibit RJR from using premium items like caps or T-shirts, or advertising on billboards. The other tobacco companies would not have to work under these constraints, according to the agreement. How can we effectively compete if there is one set of rules for RJR and another for Philip Morris, Lorillard and Brown and Williamson?

o Ronald Fulford, the former Imperial Tobacco executive LeBow has hired to run the tobacco company if he gets control, closed Imperial factories, and reduced staffing from over 11,000 to 2,900. While RJR has had layoffs too, they have been driven by our business, not by a "slash and burn" mentality.

o Our management has risen to this company's defense when the chips were down. Jim Johnston and Andy Schindler appeared before a hostile Congress, and walked with us in Washington to fight the FET. They want ALL shareholders to profit from their investment in this company, not just TWO shareholders.

                             VOTE THE WHITE CARD.
      IF YOU DON'T VOTE, YOUR SHARES WILL NOT AUTOMATICALLY BE VOTED THE
       WAY MANAGEMENT WANTS--YOU MUST SEND IN THE WHITE CARD OR YOU WILL
                          BE HELPING LEBOW AND ICAHN!


WHO IS BENNETT LEBOW?

FACTS

* A Fortune magazine survey in 1993 named Brooke Group the least-admired company among 404 companies included in the survey. (The Dallas Morning News, June 8, 1995)

American Brands Chairman William J. Alley told The Wall Street Journal, "We wouldn't take Liggett if they gave it to us." (Business-North Carolina, February, 1989)

According to Brooke's own performance graph the company's shares have performed worse than the S&P 500, S&P Tobacco and S&P Midcap 400 for the period 1988 to 1992. (Triangle Business Journal, December 6, 1993)

South Floridians may know Bennett S. LeBow best for his ill-fated attempt to install a 310-foot statue of Christopher Columbus at the southern tip of Miami Beach in 1992. (South Florida Business Journal, October 29, 1993)

"Despite his reputation as a cold-hearted numbers man, people who have worked with LeBow say he is actually quite amiable. But he can erupt. When he was taking over Western Union a year ago, several big shareholders thought he was getting too sweet a deal and tried to halt it. Red-faced shouting matches ensued. and the deal went through on his terms.' He definitely doesn't like to be beaten,' says a shareholder, 'Especially by nobodies like us.' (Business Week, December 12, 1988)

"If you really want to anger him, suggest that he is simply a front man for Drexel. He is partners with the firm in three investments, including his Brooke Partners, which is helping finance the Prime deal. Since he owns 85% of Brooke, while Drexel has 15%, he argues that he alone has control. Says LeBow:
"There is no way they can tell me what to do.'" (Business Week, December 12,
1988)

Lebow doesn't smoke: "It was strictly business" he says of his purchase of Liggett. (Forbes, October 24, 1988)

HIS LAVISH LIFESTYLE IS FINANCED BY LOANS AND CREDIT LINES FROM BROOKE GROUP

Mr. LeBow is not a favorite of public shareholders, who have accused him of emptying companies he controls of their cash and assets. Brooke has poured millions of dollars into the LeBow family coffers through its purchase of assets controlled by Mr. LeBow. And it has financed his high-flying life style with loans and unsecured credit lines amounting to millions of dollars (The New York Times, August 30, 1995)

Lebow chartered a plane to fly 150 guests to a $3 million bash in London in spring 1989 for launching of his yacht Stefaren, named for his daughters Stefanie and Karen and modeled after Queen Victoria's private yacht. Guests stayed at Claridge's hotel and were met at the port by a marching band in full regalia. Souvenirs included gold coins with a likeness of Mr. LeBow donning a Lord Nelson hat. (The Dallas Morning News, June 8, 1995)

"LeBow ... has been criticized for his lavish lifestyle that has included a yacht, jets, several pricey homes and elaborate entertaining. LeBow has started "tightening his belt," according to David Pearson, president of Miami-based Pearson Associates, Brooke's public relations firm. LeBow sold his yacht, two jets and two of his homes last year. He still owns homes here and Saddle River, N.J. and continues to jet around the world on company business." (South Florida Business Journal, October 29, 1993)

In 1991, Brooke loaned LeBow more than $5 million and bought $1.4 million of LeBow's preferred stock. LeBow repaid some of the loans by assigning two notes, which later failed, to Brooke. The company also bought a plane from LeBow for $7.3 million, paid LeBow $2 million for an option to buy a second plane from a company LeBow controlled and rented planes from two companies LeBow owned for $441,000 in 1991 and $594,000 in 1992. (South Florida Business Journal, October 29, 1993)

Brooke made additional loans to LeBow in 1992 totaling $6.5 million, including a $1.75 million line of credit in May; $1.7 million in unsecured loans between May and August, and an unsecured $1.4 million line of credit in September. LeBow has repaid $2.8 million. . (South Florida Business Journal, October 29,
1993)

In February 1992, Brooke paid LeBow $9.6 million for 80 percent of Brooke Management, a management company LeBow owned. Brooke Management charged its only clients, Brooke and its affiliated companies, $10.2 million in 1991 and $10.4 million in 1992 for "advisory, consulting and other services." In August, Brooke bought the remaining 20 percent for $2.4 million. Brooke also bought $3 million of LeBow's common stock, but suspended its 14 cents per share cash dividend payments on common shares. LeBow got another $1.475 million credit line in January. (South Florida Business Journal, October 29, 1993)

In February [1993], shareholders sued the Brooke Group, LeBow and other directors, alleging transactions between the company and management as unfair to the company. In particular, the suit objected to the loans to LeBow and claimed the company overpaid for Brooke Management. LeBow says he is entitled to the loans because he waived $120 million in dividends by not participating in the spin-off. He said only $5 million of the $17 million in outstanding loans belongs to public shareholders since they only own 30 percent of the company. As for the lawsuit, LeBow says he will "sit down with the shareholders after the first of the year and try to work something out." (South Florida Business Journal, October 29, 1993)

Many analysts and investors have criticized LeBow for the way he has run Brooke, claiming he tapped the company's coffers to support his lavish lifestyle and other businesses when the company was reporting huge losses. Brooke owns the Liggett cigarette company, which provides most of the revenue and cash, New Valley Corp. and Russian real estate and tobacco operations. (South Florida Business Journal, February 10, 1995)


WHILE LEBOW CRITICIZES RJR BOARD MEMBERS' PENSIONS, THEY DON'T BEGIN TO COMPARE WITH HIS SALARY AND PENSION DEALS

The company ... pays LeBow a generous salary. LeBow's employment contract guarantees him $950,000 per year, plus a minimum bonus of $475,000, plus a 10 percent bonus. (South Florida Business Journal, October 29, 1993)

Bennett LeBow, the savvy LBO financier who controls several companies that have track records of becoming financially strapped, took another hefty check from Brooke Group coffers last year. According to proxy statements filed this week, LeBow made $1.4 million in salary and bonuses despite Brooke Group's less-than-stellar financial results this year. (Triangle Business Journal, December 2, 1994)

According to the latest filings. LeBow has strengthened his golden parachute by locking in various clauses entitling him to make millions of dollars long after his departure from Brooke. (Triangle Business Journal, December 2, 1994)

In 1994, LeBow repaid more than $16 million in personal loans from Brooke and its subsidiaries, according to the company's 1994 proxy statement. And in connection with the settlement of a shareholder suit. LeBow agreed to limit his compensation and obtain board approval for certain transactions. (South Florida Business Journal, February 10, 1995)

NOT THE TURNAROUND ARTIST HE CLAIMS TO BE...

"[In 1995]. . . the first time since 1992, Brooke Group Ltd. shareholders are getting regular cash dividends, and the Miami-based holding company is spinning off its 65 percent stake in MAI Systems Corp., its computer subsidiary. The biggest beneficiary may be Brooke chairman Benett S. LeBow, who owns about 60 percent of Brooke's stock and will get more than $800,000 in cash dividends." (South Florida Business Journal, February 10, 1995)

[Brooke] had $400 million in long-term debt and a $485.4 million deficit in shareholders' equity at Sept. 30. Operating cash flow for the nine months was a negative $36 million and working capital was a negative $77.5 million. (South Florida Business Journal, February 10, 1995)

"Brooke Group is falling into some cash and will probably pay a dividend as long as its primary shareholder [Lebow] needs cash," said Tony Russ, an analyst at Shelby Cullom Davis & Co. in New York who describes himself as a chagrined shareholder. "Let the buyer beware." (South Florida Business Journal, February 10, 1995)

"I am literally sick and tired of people trying to find fault in what I do," LeBow said. "The truth is, I always tried to acquire troubled companies and turn them around." The jury is still out on whether LeBow has been successful, especially when it's considered that three of the four companies Brooke controls are incurring losses. Two of them are currently under bankruptcy protection. And more than 300 have been laid off from his companies in the past couple of years. (Triangle Business Journal, October 25, 1993)


LUCKLESS RAIDER Bennett LeBow's major forays:

PRIME COMPUTER In 1989, LeBow launched a hostile bid for the minicomputer maker through his MAI Systems Corp./Basic Four. Prime found a white knight. MAI filed and emerged from bankruptcy protection in 1993. (Business Week, November 13, 1995)

In 1990, Mr. LeBow merged another company under his control, Brooke Partners L.P., into Brooke Group, owner of the profitable Liggett Group Inc. tobacco company. The merger saddled the Brooke Group with $300 million of junk-bond debt, incurred in connection with Brooke Partners' acquisition activities (The Dallas Morning News, June 8, 1995)

After years of operating losses and mounting deficits in shareholders' equity, Brooke Group was close to bankruptcy in 1993, according to filings with the Securities and Exchange Commission (SEC). In those SEC filings, Brooke reported a net capital deficiency of $504 million, said it had "substantial doubt about meeting its liquidity needs and its ability to continue as a going concern." Critics say LeBow ran the company into the ground through a combination of business decisions and exploiting company assets for his personal benefit . LeBow says that his transactions with the company were authorized and proper and that the company's financial condition is improving. "At the end of the day, everyone will say, LeBow, you are a genius,"' he said. "Or a bum. One of the two." (South Florida Business Journal, October 29,
1993)

INSIDER OPINIONS

Thomas A. Carter, an analyst with USAA growth fund, which owns 3.9 million RJR shares. Carter says he wouldn't support Icahn and LeBow in their bid to force a breakup or higher valuation. His argument: Cash is better invested in the company's growing international business than in a higher dividend. And the food company isn't at its strongest right now. "It might be better to wait," Carter says. (Business Week, November 13, 1995)

"Acquiring RJR would provide a safety net for his failing Liggett cigarette business," said Roy D. Burry, a tobacco industry analyst at Oppenheimer & Company. (The New York Times, August 30, 1995)

"Brooke has a history of shuffling assets around and taking money out of the company...Usually LeBow. Richard Ressler (LeBow's No.2 executive), and their buddies are the only winners," said a New York money manager, who declined to be identified. South Florida Business Journal, October 29, 1993

Joel Tillinhast of Fidelity Investments, a Liggett shareholder: "[S]ince [Lebow] took [Liggett] public, the stock has been a dog." (Wall Street Journal, Aug. 16, 1989)

"The history isn't that Ben LeBow loses money,' says an investor who has followed his career. 'Ben LeBow has always made money.' But his shareholders, as a group, haven't." (Wall Street Journal, Aug. 16, 1989).



LETTER TO RETIRED RJR EMPLOYEES

March 20, 1996

Dear Retiree:

Over the next few weeks, the shareholders of RJR Nabisco will vote in a proxy battle that will have a tremendous impact on the future of our company. Bennett LeBow, head of the Brooke Group, with the backing of corporate raider Carl Icahn, is asking our shareholders to replace our current board of directors with his hand-picked group of directors so that he can take control of our company. For the long-term best interests of our company, our employees, retirees and our shareholders, this cannot be allowed to happen.

LeBow is not a tobacco man, even though the Brooke Group owns Liggett. His irresponsible actions last week in agreeing to settle with plaintiffs' attorneys in the Castano class-action suit and with some state attorneys general in their suits to recover Medicaid payments, clearly illustrates that fact. Not only did LeBow agree to a punitive settlement, he also agreed to cooperate with the plaintiffs' attorneys in their cases against the other members of the tobacco industry.

LeBow's track record with Liggett has been one of head-count reduction, slashing benefits and competing only in the lowest price category of the marketplace. Ronald Fulford, the person he has proposed to run our domestic and international tobacco business, had a similar record as head of Imperial Tobacco in the United Kingdom.

In short, a vote for LeBow and his slate of directors is not a vote to return our tobacco company to the days when we were a stand-alone tobacco company under local management. It is a vote to place Reynolds Tobacco on the same path outlined in the Wall Street Journal clipping I have enclosed which accurately outlines the fate of other firms managed by LeBow.

The management of RJR Nabisco is committed to enhancing the value of our shareholders' investments through a spin-off of our foods business when the time is right, through attractive stock dividends and by implementing the plans we now have to make Reynolds Tobacco a stronger competitor in the domestic marketplace while continuing to build our rapidly growing international tobacco business. We have seen no evidence of such a prudent approach from LeBow.

If you are a shareholder in our company, I hope you will weigh your decision carefully and cast your proxy vote on behalf of our current board of directors. If you are not currently a shareholder, but have friends and associates who are, I hope you will urge them to reach the same decision.

Sincerely,

James W. Johnston
Chairman

Enclosures


Date: March 21, 1996

Subject: Message for Voice Mail on Friday, March 22, April 2 and April 8

and for E-mail on April 1 and April 4

If you have not yet mailed in your WHITE proxy card, please sign, date and mail it in today. If you have already sent in your WHITE card and get a second one in the mail, please sign, date and return the second one also. We ask you NOT to sign or return any "BLUE" CARDS. If you need help completing your WHITE card, visit one of the Help Centers set up in locations across the company. Remember, EVERY VOTE COUNTS!



Voice Mail Message

A message from administrator:

As you know, Bennett LeBow of Brooke Group has proposed an alternate slate of directors to gain control of our company. You will receive two sets of proxy statements, one for RJR Nabisco and one from Brooke Group.

Your vote is critical to the outcome. Proposals will be decided by a majority of the shares voted. We need the support of every employee shareholder.

We ask you to sign and return the WHITE proxy card to support the company's board and management.

We ask you not to sign or return the Blue card which you will receive from the Brooke Group.

The company will be setting up help stations for anyone who needs help with the proxy.






                                      NO
                                     LEBOW


                             JUST SAY NO TO LEBOW.

                           DESTROY THE "BLUE CARD."

GRAPHICS:
CIRCLE WITH A LINE THROUGH - TEXT -  NO LEBOW


Check Stuffer Message

EVERY VOTE COUNTS! VOTE THE WHITE CARD! If you own shares in RJR Nabisco-- as a participant in company-sponsored Capital Investment or Savings Plans or as an individual shareholder with shares in a brokerage account--your vote in this year's annual meeting is more important than ever!

o We ask you to sign, date and return the WHITE proxy card indicating your support of the company's board and management and voting on the other proposals in the manner recommended by your board of directors. (The card is printed in black ink and labeled "White Card.")

o We ask you NOT to sign or return the card labeled "BLUE Card" from Brooke Group. (The card is printed in blue ink.)


EVERY VOTE COUNTS! VOTE THE WHITE CARD! If you own shares in RJR Nabisco-- as a participant in company-sponsored Capital Investment or Savings Plans or as an individual shareholder with shares in a brokerage account--your vote in this year's annual meeting is more important than ever!

o We ask you to sign, date and return the WHITE proxy card indicating your support of the company's board and management and voting on the other proposals in the manner recommended by your board of directors. (The card is printed in black ink and labeled "White Card.")

o We ask you NOT to sign or return the card labeled "BLUE Card" from Brooke Group. (The card is printed in blue ink.)


EVERY VOTE COUNTS! VOTE THE WHITE CARD! If you own shares in RJR Nabisco-- as a participant in company-sponsored Capital Investment or Savings Plans or as an individual shareholder with shares in a brokerage account--your vote in this year's annual meeting is more important than ever!

o We ask you to sign, date and return the WHITE proxy card indicating your support of the company's board and management and voting on the other proposals in the manner recommended by your board of directors. (The card is printed in black ink and labeled "White Card.")

o We ask you NOT to sign or return the card labeled "BLUE Card" from Brooke Group. (The card is printed in blue ink.)


                                   NO LEBOW

GRAPHICS:
CIRCLE WITH LINE THROUGH - TEXT - NO LEBOW

Weekly News Item

RJR Nabisco's annual meeting of shareholders will be held this year on April 17 in Winston-Salem, North Carolina.

As you know, a group led by Bennett LeBow of Brooke Group, backed by Carl Icahn, has proposed an alternate slate of directors for election at this year's annual meeting in a bid to gain control of our company. You will therefore receive two sets of annual meeting proxy statements and voting cards, one from RJR Nabisco and one from Brooke Group.

Your participation in the annual meeting vote is important, in fact, critical to the outcome. Proposals at our annual meeting are decided by a majority of the shares voted, not a majority of the shares outstanding, so every vote counts! We hope every employee shareholder will support the company by voting for your current board and voting on the other proposals in the manner recommended by your board of directors.

We ask you to sign, date and return the WHITE proxy card indicating your support of the company's board and management.

We ask you NOT to sign or return the BLUE card which you will receive from Brooke Group.

If you have any questions or need assistance in completing the enclosed WHITE card, please call our solicitors: MacKenzie Partners, Inc., toll free, at 1-800-322-2885 or D.F. King & Co., Inc., toll free, at 1-800-290-6430.

Every vote counts, so please send in your white card and support RJR Nabisco.

                              EVERY VOTE COUNTS!
                             VOTE THE WHITE CARD!
                             SUPPORT RJR NABISCO!



Letter to Employees and Poster


March 8, 1996


Dear Colleague:

RJR Nabisco's annual meeting of shareholders will be held this year on April 17 in Winston-Salem, North Carolina.

As you know, a group led by Bennett LeBow of Brooke Group, backed by Carl Icahn, has proposed an alternate slate of directors for election at this year's annual meeting in a bid to gain control of our company. You will therefore receive two sets of annual meeting proxy statements and voting cards, one from RJR Nabisco and one from Brooke Group.

Your participation in the annual meeting vote is important, in fact, critical to the outcome. Proposals at our annual meeting are decided by a majority of the shares voted, not a majority of the shares outstanding, so every vote counts! We hope every employee shareholder will support the company by voting for your current board and voting on the other proposals in the manner recommended by your board of directors.

We ask you to sign, date and return the WHITE proxy card indicating your support of the company's board and management.

We ask you NOT to sign or return the BLUE card which you will receive from Brooke Group.

If you have any questions or need assistance in completing the enclosed WHITE card, please call our solicitors: MacKenzie Partners, Inc., toll free, at 1-800-322-2885 or D.F. King & Co., Inc., toll free, at 1-800-290-6430.

Every vote counts, so please send in your white card and support RJR Nabisco.

Sincerely,

Charles A. Blixt
Senior Vice President and General Counsel

                              EVERY VOTE COUNTS!
                             VOTE THE WHITE CARD!
                             SUPPORT RJR NABISCO!

POST: 03-08-96                                                Remove: 03-14-96


Video Script


Just Say No To LeBow Script

Opening

(Close-up on poster, pan back bring speaker into view)

Hello, my name is Frank Lester, I'm with public relations here at RJR.

(preference would be cut to another angle - left - bringing the RJR logo into view with speaker)

A lot of you are understandably confused by all of the mailings you've received on the proxy vote.

I would like to help clarify the procedure for voting in support of management and the future of RJR Tobacco.

First, let me say how important it is for you to vote. This is NOT like the other RJR Nabisco shareholder votes we have held in the past. A. non-vote is NOT a vote for management. You MUST vote in order to have your voice heard.

Second, you've all heard a lot about Bennett LeBow and Carl Icahn. They're corporate raiders whose only goal, we believe, is to line their own pockets with your hard-earned money. Whatever problems we have, we do not need outside people - who, in our opinion, know nothing about our business - running this company into the ground, and, rest assured - evidence suggests they will - if you let them.

If you support the future of RJR Tobacco, vote with management.

Destroy the blue card or any other materials from the Brooke Group - If you have already voted the blue card, you CAN change your vote by voting the WHITE card. Just Say No To LeBow. Please vote the WHITE card.

Instructions- clarification

(Pause- new angle)

I am sure that you've already received information and calls about the proxy vote. You may receive up to four mailings. In all cases, vote the WHITE card and DESTROY the one that says BLUE Card.
(Close up of language WHITE CARD)

It's important to remember that if you've already voted and you think you've made a mistake, you CAN vote again. Votes are counted according to the LATEST post date.

So if you're unsure, vote another WHITE card. If you don't have another WHITE card call 1-800-322-2885 (up on screen) OR go by one of the help centers located throughout the company and you'll get another WHITE card - and help in filling it out..

Now, the easiest way to vote in support of management is to simply sign, date and return the WHITE card.

(show signature block on WHITE cared)

If you want to fill the WHITE card out - this is what a properly completed WHITE card looks like.

(cut to whole white card)

To vote in SUPPORT of management and FOR the future of RJR Tobacco - Put an X in the FOR boxes on 1-2 (focus on 1-2) and an X in the AGAINST boxes on 3-11 (focus on 3-11).

Then sign, date and return your card.

That's FOR in 1-2 and AGAINST in 3-11. Sign, date and return.

Remember - If you support the future of RJR - Vote only the WHITE card - destroy the blue.

Closing

(Close-up of speaker)

Your vote and support is essential to the future of RJR Tobacco. Remember, if you have ANY doubts on how you voted. You can vote any time before April 17. The LAST vote sent in is the one that counts. If you aren't sure how you voted or you have any questions, call 1-800-322-2885 or go to one of the help centers located throughout the company.

A vote on the WHITE card is a vote for the future. JUST SAY NO TO LEBOW - Vote the WHITE card today.

Thank you very much.